Exhibit 99.1

EnerSys Reports Fourth Quarter and Fiscal Year 2009 Results

Reading, PA, USA, June 1, 2009 - EnerSys (NYSE: ENS) the world’s largest manufacturer, marketer and distributor of industrial batteries, today announced results for its 4th fiscal quarter and full fiscal year 2009, which ended on March 31, 2009. Net earnings for the 4th fiscal quarter of 2009 were $3.3 million or $0.07 per diluted share, including an unfavorable $0.29 per share impact from the $13.8 million ($19.2 million pre-tax) charge for our restructuring plans. This compares to diluted net earnings per share of $0.39 for the 4th fiscal quarter of 2008, which included unfavorable highlighted charges of $0.03 per share or $1.3 million ($1.9 million pre-tax). Net sales for the fourth quarter of 2009 were $393.2 million, a decrease of 32.4% from the prior year fourth quarter net sales of $581.9 million and a 14.7% sequential quarterly decrease from the third quarter of 2009’s net sales of $460.9 million. The 32.4% decline was attributed to a 19% decline in organic volume, 8% from weaker foreign currencies, primarily the euro, and 5% from reduced pricing related to lower commodity costs. The decline in organic volume was a direct result of reduced end-user demand.

Adjusted net earnings the 4th fiscal quarter of 2009, on a non-GAAP basis, were $0.36 per diluted share. This compares to the prior year fourth quarter of $0.42 per diluted share on an adjusted, non-GAAP basis. These earnings were achieved in spite of a significant decline in revenue which were offset by the positive effects of our cost reduction activities and further reductions in commodity costs, net of pricing. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

The Company’s operating results for its reporting segments for the fourth fiscal quarters of 2009 and 2008 are as follows (in millions):

	Reserve Power	Motive Power	Consolidated
Three months ended March 31, 2009:
Net sales	$201.6	$191.6	$393.2

Operating earnings before highlighted items	$18.5	$12.3	$30.8
Restructuring charges	(3.8)	(15.4)	(19.2)

Total operating earnings	$14.7	$(3.1)	$11.6

Three months ended March 31, 2008:
Net sales	$252.6	$329.3	$581.9

Operating earnings before highlighted items	$12.4	$26.6	$39.0
Restructuring charges	(0.1)	(1.7)	(1.8)

Total operating earnings	$12.3	$24.9	$37.2

Net earnings for fiscal 2009 were $84.6 million or $1.71 per diluted share, and included the net unfavorable impact from highlighted charges and credits of $0.27 per share. Highlighted charges and credits included a favorable $0.17 per share from the $8.5 million ($11.3 million pre-tax) gain on sale of facilities, and total charges of $0.44 per share comprised of: $15.9 million ($22.4 million pre-tax) for the restructuring plans; $3.4 million ($5.2 million pre-tax) for fees related to our debt refinancing; $2.2 million ($3.4 million pre-tax) for a legal proceedings charge; and $0.2 million ($0.3 million pre-tax) for fees related to secondary stock offerings.

Net earnings for fiscal 2008 were $59.7 million or $1.22 per diluted share, and included $0.20 per share of highlighted charges: $9.1 million ($13.2 million pre-tax) of restructuring charges and $0.4 million ($0.6 million pre-tax) for fees related to secondary stock offerings.

Excluding the highlighted charges and credits in both fiscal years, non-GAAP adjusted net earnings for fiscal 2009 were $97.8 million or $1.98 per diluted share, a 41% increase when compared to non-GAAP adjusted net earnings for fiscal 2008 of $69.2 million or $1.42 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

The Company’s operating results for its reporting segments for fiscal 2009 and 2008 are as follows (in millions):

	Reserve Power	Motive Power	Consolidated
Fiscal year ended March 31, 2009:
Net sales	$933.8	$1,039.1	$1,972.9

Operating earnings before highlighted items	$86.4	$70.5	$156.9
Gain on sale of facilities	10.9	0.4	11.3
Legal proceedings charge	(3.4)	—	(3.4)
Restructuring charges	(5.5)	(16.9)	(22.4)

Total operating earnings	$88.4	$54.0	$142.4

Fiscal year ended March 31, 2008:
Net sales	$883.8	$1,142.8	$2,026.6

Operating earnings before restructuring charges	$43.8	$88.7	$132.5
Restructuring charges	(8.5)	(4.7)	(13.2)

Total operating earnings	$35.3	$84.0	$119.3

“As we previously announced on May 13, we achieved record earnings for the full year of $1.98 per diluted share on an as adjusted basis. This is in spite of the significant pressures we faced as a result of the global economic downturn. We achieved these results in large part through the efforts of our employees, our customer focus and our ongoing cost reduction activities,” said John D. Craig, chairman, president and chief executive officer of EnerSys. “In response to the continuing economic downturn, we announced on May 13 that we expanded our restructuring programs which we expect will yield an additional annual savings of $7 million with a cost of $9 million.”

Craig added, “We maintain our previously announced first quarter guidance that non-GAAP adjusted net earnings per diluted share will be between $0.13 and $0.17, which excludes an expected charge of $0.09 per diluted share from our ongoing European restructure actions.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and highlighted charges credits. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not directly related to operating unit performance and are unusual in nature and accordingly, are not indicative of ongoing operating results. Management believes these charges or credits are not valid measures of the performance of the Company’s underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported or expected amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarter ended
	March 31, 2009		March 31, 2008
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$3.3		$19.5
Non-GAAP adjustments (net of tax):
Restructuring charge	13.8	(1)	1.2	(1)
Secondary offering	—		0.1	(2)

Non-GAAP adjusted net earnings	$17.1		$20.8

Outstanding shares used in per share calculations
Basic	47,906,364		48,748,223

Diluted	47,951,003		49,895,646

Non-GAAP adjusted net earnings per share:
Basic	$0.37		$0.43

Diluted	$0.36		$0.42

Reported net earnings per share:
Basic	$0.07		$0.40

Diluted	$0.07		$0.39

	Fiscal year ended
	March 31, 2009		March 31, 2008
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$84.6		$59.7
Non-GAAP adjustments (net of tax):
Gain on sale of facilities	(8.5	)(3)	—
Legal proceedings charge	2.2	(4)	—
Restructuring charge	15.9	(1)	9.1	(1)
Refinancing related charges	3.4	(5)	—
Secondary offering fees	0.2	(2)	0.4	(2)

Non-GAAP adjusted net earnings	$97.8		$69.2

Outstanding shares used in per share calculations
Basic	48,824,434		47,645,225

Diluted	49,420,303		48,644,450

Non-GAAP adjusted net earnings per share:
Basic	$2.00		$1.45

Diluted	$1.98		$1.42

Reported net earnings per share:
Basic	$1.73		$1.25

Diluted	$1.71		$1.22

(1)

Resulting from pretax charges of approximately $19.2 million and $22.4 million in the fourth fiscal quarter and fiscal year 2009; and $1.8 million and $13.2 million in the fourth fiscal quarter and fiscal year 2008, primarily for severance costs related to staff reductions, and fixed asset write-offs for the 2009 Americas and European restructuring plan, and 2008 European restructuring plan, related to the Energia acquisition.

(2)	Resulting from pretax charges of approximately $0.3 million and $0.6 million, for professional fees related to secondary stock offerings which occurred in fiscal 2009 and 2008, respectively.
(3)

Resulting from pretax gains of approximately $10.9 million, net of fees and expenses, from the sale of the Manchester, England manufacturing facility, recorded in the first fiscal quarter of 2009 and approximately $0.4 million from the sale of other facilities in the third fiscal quarter of 2009.

(4)	Resulting from pretax charge of approximately $3.4 million in the first fiscal quarter of 2009 for a litigation award against the Company.
(5)

Resulting from pretax charges of approximately $5.2 million in the first fiscal quarter of 2009 related to the refinancing of amounts borrowed under the Company’s prior senior secured credit facility. These charges are comprised of an approximate $4.0 million write-off of deferred financing fees and $1.2 million of losses incurred in terminating certain interest rate swap agreements.

EnerSys

Summary of Earnings (Unaudited)

(In millions, except share and per share data)

	Fiscal quarters ended
	March 31, 2009	March 31, 2008
Net sales	$393.2	$581.9
Gross profit	90.3	105.8
Operating expenses	59.5	66.8
Restructuring charges	19.2	1.8
Operating earnings	11.6	37.2
Earnings before income taxes	5.6	29.6
Net earnings	$3.3	$19.5

Net earnings per common share:
Basic	$0.07	$0.40

Diluted	$0.07	$0.39

Weighted average shares outstanding:
Basic	47,906,364	48,748,223

Diluted	47,951,003	49,895,646

EnerSys

Summary of Earnings (Unaudited)

(In millions, except share and per share data)

	Fiscal years ended
	March 31, 2009	March 31, 2008
Net sales	$1,972.9	$2,026.6
Gross profit	413.4	381.9
Operating expenses	256.5	249.4
Gain on sale of facilities	(11.3)	—
Restructuring charges	22.4	13.2
Legal proceedings charge	3.4	—
Operating earnings	142.4	119.3
Earnings before income taxes	123.2	86.2
Net earnings	$84.6	$59.7

Net earnings per common share:
Basic	$1.73	$1.25

Diluted	$1.71	$1.22

Weighted average shares outstanding:
Basic	48,824,434	47,645,225

Diluted	49,420,303	48,644,450

EnerSys will host a conference call to discuss the Company’s fourth fiscal quarter 2009 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Tuesday, June 2, 2009, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Tuesday, June 2, 2009
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	866-713-8310
International Dial-In Number:	617-597-5308
Passcode:	49099078

A replay of the conference call will be available from 11:00 a.m. on June 2, 2009 through noon on June 30, 2009.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	79366586

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys,

P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release (and oral statements made regarding the subjects of this release) contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act) which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond EnerSys’ control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. No undue reliance should be placed on any forward-looking statements.